JOSE A. BAYARDO APPOINTED TO LP BUILDING SOLUTIONS BOARD OF DIRECTORS

NASHVILLE, Tenn. (Decmeber 1, 2021) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced the appointment of Jose A. Bayardo to its Board of Directors, effective immediately.

Bayardo is Senior Vice President (SVP) and Chief Financial Officer (CFO) of NOV Inc. (NYSE: NOV), a leading global provider of technology and equipment to the energy industry. Based in Houston, Texas, the 28,000-employee company operates in more than 60 countries. Prior to joining NOV in 2015, he served as SVP of Resource and Business Development at Continental Resources, Inc. and spent nine years in various roles, including SVP, CFO and Treasurer, at Complete Production Services, Inc. Before this, he was an investment banker with J.P. Morgan Securities, Inc.

“With Jose’s experience, expertise, and perspective, he will be a valuable addition to our Board,” said LP Chair and Chief Executive Officer Brad Southern. “He has successfully navigated several corporate transformations and brings a wealth of experience in finance, strategic planning, mergers and acquisitions, and shareholder value creation. Jose is a change agent, and we look forward to his strategic insight as we continue to execute our transformation strategy.”

Bayardo holds a Bachelor of Science in Chemical Engineering from The University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University, and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University. He also serves as a member of The University of Texas at Austin’s McKetta Department of Chemical Engineering’s External Advisory Council.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive offerings include innovative and dependable building products and accessories, such as siding solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.